UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2012

BRT REALTY TRUST
(Exact name of Registrant as specified in charter)

Massachusetts	001-07172	13-2755856
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code     516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Grove at Trinity Pointe Acquisition

On or about November 15, 2012, our wholly-owned subsidiary, TRB Grove At Trinity, LLC (“TRB Grove”), entered into a joint venture (the “Joint Venture”) with a subsidiary of Arenda Capital Partners, LLC (“Arenda”).  Contemporaneously therewith, the Joint Venture purchased Grove at Trinity Pointe, a 464 unit multi-family residential property located at 555 Wood Arbor Parkway, Cordova, TN from Cordova Apartments, LLC.  The Joint Venture paid $27 million for the property (including the $25.5 million purchase price and $1.55 million representing, among other things, third party acquisition costs, commitment fees, insurance and real estate tax escrows and anticipated capital expenditures), of which $19.25 million was financed.  We contributed $6.22 million to the Joint Venture in exchange for an 80% equity interest therein.

The $19.25 million loan bears interest at the rate of 3.71% per annum, is interest only until December 2015, amortizes on a 30 year amortization schedule thereafter, matures on December 1, 2022, is secured by the acquired property, provides for customary events of default and is non-recourse to us and TRB.

The joint venture agreement generally provides that cash flow (as determined in accordance therewith) generated by the Joint Venture to be distributed not less than quarterly in the following descending order of priority:

●
to each member of the Joint Venture, pari passu, in proportion to their accrued and unpaid preferred return (i.e., an amount equal to 10% per annum, compounded quarterly on such member’s unreturned capital contribution), until each member’s preferred return has been paid in full;

●	to each member of the Joint Venture, pari passu in proportion to their relative unreturned capital distributions, until such members capital contributions have been returned in full;

●	35% to Arenda and 65% to TRB until an internal rate of return of 15% has been achieved by TRB; and

●	thereafter, 50% to Arenda and 50% to TRB.

Avondale Station Apartments Acquisition

On or about November 19, 2012, our wholly-owned subsidiary, TRB Avondale, LLC (“TRB Avondale”), entered into a joint venture (the “Avondale Joint Venture”) with a subsidiary of Arenda.  Contemporaneously therewith, the Avondale Joint Venture purchased the Avondale Station Apartments, a 212 unit multi-family residential property located at 703 Twin Oaks Drive, Decatur, Georgia from Dekalb Ventures, LLC.  The Avondale Joint Venture paid $12.2 million for the property (including the $10.45 million purchase price and $1.75 million representing, among other things, third party acquisition costs, commitment fees, insurance and real estate tax escrows and anticipated capital expenditures), of which $8.04 million was financed.  We contributed $3.4 million to the Avondale Joint Venture in exchange for an 80% equity interest therein.

The $8.04 million loan bears interest at the rate of 3.74% per annum, is interest only until January 2016, amortizes on a 30 year amortization schedule thereafter, matures on December 1, 2022, is secured by the acquired property, provides for customary events of default and is non-recourse to us and TRB Avondale.

The joint venture agreement generally provides that cash flow (as determined in accordance therewith) generated by the Avondale Joint Venture is to be distributed not less than quarterly in the following descending order of priority:

●
to each member of the Avondale Joint Venture, pari passu, in proportion to their accrued and unpaid preferred return (i.e., an amount equal to 10% per annum, compounded quarterly on such member’s unreturned capital contribution), until each member’s preferred return has been paid in full;

●	to each member of the Joint Venture, pari passu in proportion to their relative unreturned capital contributions, until such members capital contributions have been returned in full;

●	35% to Arenda and 65% to TRB Avondale until an internal rate of return of 15% has been achieved by TRB Avondale; and

●	thereafter, 50% to Arenda and 50% to TRB.

Section 2 – Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by this reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

The financial statements, if any, required by this item will be filed with respect to the Grove at Trinity Pointe and the Avondale Station transactions by January 29, 2013 and February 4, 2013, respectively.

(b)	Pro Forma Financial Information

The pro forma financial information, if any, required by this item will be filed with respect to the Grove at Trinity Pointe and the Avondale Station transactions by January 29, 2013 and February 4, 2013, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT REALTY TRUST

Date: November 21, 2012	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President – Finance